Exhibit 99.1

NEWS	FOR IMMEDIATE RELEASE

First American Financial Corporation Appoints

Jean C. LaTorre to Board of Directors

SANTA ANA, Calif., May 13, 2021 – First American Financial Corporation (NYSE: FAF), a leading global provider of title insurance, settlement services and risk solutions for real estate transactions, announced today that Jean C. LaTorre has been appointed to the company’s board of directors.

LaTorre currently serves as executive vice president and chief investment officer of The Guardian Life Insurance Company of America (Guardian), where she is responsible for investment policy and strategy across public and private equity, fixed income and commercial real estate. Before joining Guardian, LaTorre was senior vice president, chief investment officer and chief economist at Aetna, Inc. She also chaired Aetna’s fully owned hedge fund. She joined Aetna in 1991 and held various roles of increasing responsibility during her distinguished career in investments for the company.

“I’m very pleased to welcome Jean to First American’s board,” said Parker S. Kennedy, chairman of First American Financial Corporation. “With her background at industry-leading insurance companies, extensive experience directing investment policy and strategy and deep economic insights, Jean will bring a valuable perspective to our Board and our company.”

LaTorre, who is also a Chartered Financial Analyst, earned a master’s degree in business administration from New York University's Stern School of Business and she earned a bachelor’s degree in both business administration and English from the State University of New York at Albany.

About First American

First American Financial Corporation (NYSE: FAF) is a leading provider of title insurance, settlement services and risk solutions for real estate transactions that traces its heritage back to 1889. First American also provides title plant management services; title and other real property records and images; valuation products and services; home warranty products; banking, trust and wealth management services; and other related products and services. With total revenue of $7.1 billion in 2020, the company offers its products and services directly and through its agents throughout the United States and abroad. In 2021, First American was named to the Fortune 100 Best Companies to Work For® list for the sixth consecutive year. More information about the company can be found at www.firstam.com.

First American Financial Corporation Appoints Jean C. LaTorre to Board of Directors

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Media Contact:	Investor Contact:
Marcus Ginnaty Corporate Communications First American Financial Corporation 714-250-3298	Craig Barberio Investor Relations First American Financial Corporation 714-250-5214